Exhibit 10.16

December 30, 2013

Mr. Raymond Meyers
Chief Executive Officer
Internet Media Services, Inc.
1507 7th Street, #425
Santa Monica, CA 90401

Dear Mr. Meyers:

As of December 30, 2013, the balance of funds advanced to Internet Media Services, Inc. (the “Company”) under your existing revolving credit facility and associated accrued interest totaled approximately $145,980.  On that date, you had requested repayment of the total outstanding amount of $145,980 of the outstanding revolving credit facility and accrued interest in newly issued common stock of the Company, which the Company’s Board of Directors unanimously approved.  You and the Company agreed to the following terms regarding this debt to equity conversion:

1.	Amount converted: $145,980
2.	Conversion share price: $0.0008, representing the average lowest bid price of the Company’s common stock for the prior ten business days
3.	Shares delivered: 182,475,000
4.	Approximate remaining balance of the revolving credit facility and accrued interest after conversion: $0.00

By signing below you are signifying your acceptance of the above listed terms of conversion.

Sincerely,

/s/ Michael Buechler

Michael Buechler
Secretary
Internet Media Services, Inc.

Accepted:

/s/ Raymond Meyers

Raymond Meyers